Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G (including amendments thereto) with respect to the common shares of Dejour Energy Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

February 4, 2013
(Date)

BROWNSTONE ENERGY INC.

By:	/s/ Richard Patricio
Name:	Richard Patricio
Title:	VP Legal & Corporate Affairs

/s/ Sheldon Inwentash
Sheldon Inwentash

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